SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT NO. 6 TO FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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EASTERN SERVICES HOLDINGS, INC.

(Exact Name of Small Business Issuer in its Charter)

DELAWARE		30-0284778
(State of Incorporation	(Primary Standard Classification Code)	(IRS Employer ID No.)

1221 Ocean Avenue #1202

Santa Monica, California 90401

(310) 587-0029

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Ahkee Rahman

Chief Executive Officer

Eastern Services Holdings, Inc.

1221 Ocean Avenue #1202

Santa Monica, California 90401

(310) 587-0029

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.

ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204

Manalapan, NJ 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	400,000	$0.10	$40,000	$4.89

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 20, 2006

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

EASTERN SERVICES HOLDINGS, INC.

400,000 SHARES

COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 400,000 shares of our common stock can be sold by selling security holders at a fixed price of $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THEFACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: September 20,	2006.

TABLE OF CONTENTS

ABOUT OUR COMPANY	1
WHERE YOU CAN FIND US	2
RISK FACTORS	2
USE OF PROCEEDS	5
DETERMINATION OF OFFERING PRICE	5
DILUTION	5
PENNY STOCK CONSIDERATIONS	5
SELLING SHAREHOLDERS	6
PLAN OF DISTRIBUTION	7
LEGAL PROCEEDINGS	8
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	9
AND MANAGEMENT	9
DESCRIPTION OF SECURITIES	9
INTERESTS OF NAMED EXPERTS AND COUNSEL	11
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION	11
FOR SECURITIES ACT LIABILITIES	11
ORGANIZATION WITHIN LAST FIVE YEARS	11
DESCRIPTION OF BUSINESS	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	14
DESCRIPTION OF PROPERTY	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19
EXECUTIVE COMPENSATION	19
AVAILABLE INFORMATION	21
FINANCIAL STATEMENTS	21

ABOUT OUR COMPANY

Eastern Services Holdings, Inc. (“Eastern Services” or the “Company”) was incorporated as a Delaware Corporation on November 5, 2004 as a holding vehicle to own and control Eastern Services Group, Inc. On November 9, 2004, we completed a Stock Purchase Agreement and Share Exchange in which we purchased all of the outstanding common shares in Eastern Services Group, Inc. (“ESG”) so that ESG became our wholly owned subsidiary. Richard Carrigan was the sole shareholder of ESG and received 1,000,000 shares of our common stock in exchange for all of the shares of ESG. The Company does not anticipate the acquisition of additional tax analysis services companies for the foreseeable future.

Through our wholly owned subsidiary, ESG, we provide state and local tax consultation and analysis to casinos in the Las Vegas metropolitan area with a focus on (i) assessing tax liability on both real and personal property; and , (ii) reviews of sales and use tax liability. We do not provide filing services nor do we perform CPA services.

We provide our services via telephone or in a face-to-face setting. We are a relatively small operator in this market.

Client relationships are culminated from personal relationships cultivated with casino executives within the Las Vegas/Clark County area or through word-of-mouth recommendations. Our current business operations are comprised of doing work for Coast Resorts and Riverside Resorts.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company. Our revenue for the year ended December 31, 2005 was $110,946 representing a decline of $124,474 compared to ESG’s revenues for year ended December 31, 2004 of $235,420.

Our future success is dependent, in part, on the performance and continued service of Ahkee Rahman, our sole officer and director and Richard Carrigan, the sole employee of our subsidiary. Without their continued services we may be forced to interrupt or eventually cease our operations.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.10 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the periods ending December 31, 2005 and December 31, 2004 are derived from our audited financial statements. The statement of operations data and balance sheet data for the six months ended June 30, 2006 and June 30, 2005 are from our unaudited financial statements. These financial statements include the consolidated financial statements between us and Eastern Services Group, Inc., our wholly owned subsidiary.

	Six Months Ended June 30,		Year Ended December 31,
	2006 (unaudited)	2005 (unaudited)	2005	2004
Statement Of Operations

Net Revenue	$42,500	$38,000	$110,946	$235,420
Cost of Revenue	40,887	31,810	69,635	153,180
General and Administrative Expenses	28,855	14,345	43,018	62,014
Net Income (Loss)	(28,387)	(8,364)	(1,280)	17,912

	As of June 30, 2006 (unaudited)	As of December 31, 2005
Balance Sheet Data

Cash	$60,490	$85,868
Total Current Assets	60,490	95,175
Total Current Liabilities	61,554	69,091
Stockholders’ Equity (Deficiency)	1,415	29,802

WHERE YOU CAN FIND US

Our corporate offices are located at 1221 Ocean Avenue, #1221, Santa Monica, California 90401. Our telephone number is (310) 587-0029.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US.

We were incorporated in Delaware in November 2004. Although our subsidiary commenced operations in 1998, we have limited assets and financial resources at this time. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Our operations may never generate significant revenues and we may never achieve highly profitable operations. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our expansion strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business expansion strategy will be significant. We will need a minimum of $50,000 to continue operations over the next twelve months which we currently have in our cash reserves. However, we anticipate requiring additional funds in order to significantly expand our operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

THE TAX SERVICES ANALYSIS SERVICES MARKET FOR CASINO OPERATIONS IS HIGHLY COMPETITIVE AND THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO COMPETE SUCCESSFULLY WITH LARGER COMPANIES IN THE NEVADA REGION.

There are numerous firms which provide similar services as we do in the Nevada geographical region that are larger than us. Such companies may have greater financial, technical and marketing resources, generate greater revenues than us and have greater name recognition. There can be no assurance that we will be able to compete successfully with our competitors in the future. If we cannot successfully compete, we may generate enough revenue or be able to secure enough financing to continue operations and implement our business plan and therefore may be forced to cease operations.

THE STATE OF NEVADA IMPOSED A CAP ON THE AMOUNT OF TAXES THAT A PROPERTY WOULD HAVE TO PAY IF THE PROPERTY INCREASED IN VALUE DURING THE TAX YEAR. A LOW CAP RATE MAY REDUCE DEMAND FOR OUR SERVICES AND OUR REVENUES.

In 2005, the cap was set at 8%. The cap was instituted as temporary relief for business and residential markets. Although the 8% cap limited the revenue stream for all periods during the year ended 2005, the State of Nevada may adjust the cap during the year ending 2006. At this point we cannot determine what cap rate may be applied by the State of Nevada or whether there will be a cap rate in the future.

However, a lower cap rate means clients will be less inclined to seek our services and therefore our revenues would decrease. However, a higher cap rate, or the elimination of the cap rate altogether, would result in greater demand for our services because clients would seek tax burden relief. The increase in demand should result in greater revenues.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF AHKEE RAHMAN, OUR SOLE OFFICER AND DIRECTOR AND RICHARD CARRIGAN, THE SOLE EMPLOYEE OF OUR SUBSIDIARY. WITHOUT THEIR CONTINUED SERVICES WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Akhee Rahman, our sole officer and director as well as Richard Carrigan, the sole employee of our operating subsidiary. Ms. Rahman’s duties include expanding our client base, specifically in regard to casinos located in California. In pursuit of same, Ms. Rahman devotes approximately 10-15 hours per week on a part-time basis. Mr. Carrigan also devotes his time on a part-time basis of approximately 30 hours per week. We currently do not have an employment agreement with Ms. Rahman or Mr. Carrigan. However, we have entered into an Option Agreement with Ms. Rahman pursuant to which she has an option to purchase 500,000 shares of our common stock for a period of two years expiring March 1, 2007 at $1.00 a share. Mr. Carrigan drew a salary of $60,000. The loss of either of their services could have a material adverse effect on our business, financial condition or results of operation.

RICHARD CARRIGAN’S CONTROL MAY PREVENT YOU FROM CAUSING A CHANGE IN THE COURSE OF OUR OPERATIONS AND MAY AFFECT THE PRICE OF OUR CLASS A COMMON STOCK.

Richard Carrigan beneficially owns 71.79% of our common stock currently issued and outstanding. Accordingly, for as long as Mr. Carrigan continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

AHKEE RAHMAN IS OUR SOLE OFFICER AND DIRECTOR AND THEREFORE DISCHARGES ALL OF THE FUNCTIONS OF ALL OFFICERS

Ms. Rahman is our sole officer and director and discharges all functions of all offices and therefore has total control over management of our daily affairs. In addition, Ms. Rahman may not be able to devote as much time to the duties required of each office as could be devoted had each office been held by a separate individual. Further, having only one individual create and maintain disclosure and accounting control procedures poses a risk that such disclosure and controls are not as effective. Also, Ms. Rahman may not possess the requisite skill and knowledge with respect to the discharge of the duties required by each office. Ms. Rahman was Secretary and Director for Converge Global Inc., an internet incubator, from 2000 to 2001. Converge Global, Inc. was a public company however, it terminated the registration of its securities under Section 12(g) of the Exchange Act on November 20, 2002.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND HIRE KEY PERSONNEL. OUR INABILITY TO HIRE QUALIFIED INDIVIDUALS WILL NEGATIVELY AFFECT OUR BUSINESS, AND WE WILL NOT BE ABLE TO IMPLEMENT OR EXPAND OUR BUSINESS PLAN.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled accounting employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

BECAUSE WE DEPEND UPON FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED IF WE LOSE ANY ONE OF THESE CUSTOMERS.

Currently, we have relationships with three large customers which each account for one third of our revenues. While our goal is to diversify our customer base, we expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenues for the foreseeable future. Significant reductions in sales to any of our customers may have a material adverse effect on us by reducing our revenues and our gross margins.

OUR INDEPENDENT AUDITOR, GATELY AND ASSOCIATES, LLC, IS NOT LICENSED TO PRACTICE IN THE STATE OF CALIFORNIA AND THEREFORE IT IS POSSIBLE THAT IF WE DO NOT RETAIN AN INDEPENDENT AUDITOR THAT IS LICENSED IN THE STATE OF CALIFORNIA WE MAY HAVE LIABILITY FROM OUR SHAREHOLDERS AND STATE REGULATORS.

Gately & Associates, LLC, our independent auditor is not licensed in California. Since our headquarters are located in California it is possible that we may need to retain another firm which is licensed in the State. If we do not retain another independent auditor located in the State of California to review and audit our financial statement it is possible that there may be inaccuracies in our financial statements. In addition, we may face potential liability from shareholder suits and/or California regulators based on our using an auditor who is not licensed in the state where we have our principal headquarters.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $.10 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of Eastern Services Holdings, Inc. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. Please see the section entitled “Penny Stock Considerations” for more information about this risk factor.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement completed in December 2004 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00(other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 400,000 shares of our common stock held by 41 shareholders. Such shareholders include the holders of the shares sold in our Regulation D Rule 506 offering which was completed in December 2004.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 20, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common Stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering (1)
Allotta, Nick	11,000	11,000	0	0
Carrigan, Richard S.	1,005,000	5,000	1,000,000	71.42
Carrigan, Aileen	5,000	5,000	0	0
Carrigan, Patrick E.	5,000	5,000	0	0
Dadlani, Trith	17,000	17,000	0	0
Day, Trent	5,000	5,000	0	0
Ebeling, Mit	18,000	18,000	0	0
Ervine, Shireen	16,000	16,000	0	0
Ford, James B.	15,000	15,000	0	0
Frei, Richard	2,500	2,500	0	0
Geisbauer, Anthony	5,000	5,000	0	0
Hunter, Adrianna R.	5,250	5,250	0	0
Juarez, Hector M.	5,000	5,000	0	0
Khan, Samar	6,000	6,000	0	0
Kughn, John C.	15,000	15,000	0	0
Kundson, William	5,250	5,250	0	0
Marhefka, David G.	13,000	13,000	0	0
Marquez, Charles	5,000	5,000	0	0
Mehta, Deepak R.	19,000	19,000	0	0
Miller, Dennis L.	5,000	5,000	0	0
Moore, Dale M.	20,000	20,000	0	0
Orslesk, Mark	5,000	5,000	0	0
Otto, Amy D.	10,000	10,000	0	0
Peled, Yaron Vidan	18,000	18,000	0	0

Saria, Neville	10,000	10,000	0	0
Schilcher, Carol K.	15,000	15,000	0	0
Scoby, Aaron	17,000	17,000	0	0
Seebeck, Melody A.	13,000	13,000	0	0
Srichai, Montri	5,500	5,500	0	0
Srichai, Busaya	14,000	14,000	0	0
Staehr, Steven	10,000	10,000	0	0
Staehr, Jirawan	5,500	5,500	0	0
Starut, Jirasauk	5,500	5,500	0	0
Starut, Tidd	9,500	9,500	0	0
Sterner, Shane	5,000	5,000	0	0
Stidham, Mark	10,000	10,000	0	0
Turner, David	5,000	5,000	0	0
Vahosky, John A.	22,000	22,000	0	0
Vargo, Brian	6,500	6,500	0	0
Whelton, Gloria	5,000	5,000	0	0
Wright, Diane L.	5,500	5,500	0	0

 (1) Based on 1,400,000 shares currently issued and outstanding.

To our knowledge, other than Richard Carrigan none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. However, sales by selling security holder must be made at the fixed price of $.10 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	through direct sales to purchasers or sales effected through agents,

o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $10,000.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age as of September 20, 2006 is as follows:

Name	Age	Position

Akhee Rahman	35	President and Chief Executive Officer Secretary Treasurer Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years:

AKHEE RAHMAN is our founder and currently serves as our President, Chief Executive Officer, and Chief Financial Officer as well as our Chairman of the Board of Directors. Prior to joining us, Ms. Rahman was Secretary and Director for Converge Global Inc., an internet incubator, from 2000 to 2001. Converge Global, Inc. was a public company however, it terminated the registration of its securities under Section 12(g) of the Exchange Act on November 20, 2002. Ms. Rahman was also the Secretary and Treasurer for Essential Technologies, Inc., a private software solutions firm from 2001 to 2002. From 2000-2001 she was the Treasurer for Digitalmen.com, Inc., a private online community and resource center for men. From 1996 to 1999 and between 2002 and 2004, Ms. Rahman was not employed. Prior to 1996 she worked as a manager for the clothing retailer, Cache. Ms. Rahman has a Bachelor of Arts degree in International Business. Ms. Rahman has a Bachelor of Arts degree in International Business and Trade from the University of Dallas.

Set forth below is a brief description of the background and business experience of each person who is not an executive officer but who is expected by us to make a significant contribution to the business:

Name	Age	Position

Richard Carrigan	40	Principal of Eastern Services Group, Inc. Principal Shareholder

RICHARD CARRIGAN is the principal of Eastern Services Group, Inc., our wholly owned subsidiary, as well as our principal shareholder. Prior to starting Eastern Services Group in 1998, Mr. Carrigan was named Marketing Manager for Woodmasters Design & Manufacturing, Inc., Chicago IL in 1995 where he was responsible for the West Coast sales and marketing for a $10 million architectural millwork company including servicing clients, negotiating and bidding of new contracts. He also serviced thirty accounts with direct customer contact. From 1993- through 1994, Mr. Carrigan was a Cost Engineer with Baker Mellon Stuart Construction, Inc. in Pittsburgh, Pennsylvania. His responsibilities included administering government contracts with a total budget of $20 Million and negotiating and analyzing contracts with the Public Works Commission. Mr. Carrigan managed 40 employees including Purchasing Agents, Construction Foremen and the Sub-Contractor Manager. He also developed plans and projections to ensure that the projects were completed within budget and on schedule. From 1992 through 1993, Mr. Carrigan was an Operations Consultant for M.M.P.C. Inc. in Pittsburgh, Pennsylvania. From 1988 through 1991, Mr. Carrigan was an Assistant Controller with John Chatillon and Sons, Inc. in Greensboro, NC. Mr. Carrigan received his Master of Business Administration from the Joseph M. Katz Graduate School of Business, University of Pittsburgh in 1992. He received his Bachelor of Science degree from the University of Pittsburgh in 1988. Mr. Carrigan also serves as the sole officer and director of Grant Enterprises, Inc.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of September 20, 2006, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Richard Carrigan 7695 Desperado St. Las Vegas, Nevada 89131	1,005,000	71.9% (1)

Common Stock	Ahkee Rahman 1221 Ocean Avenue, #1202. Santa Monica, California 90401	500,000 (2)	26.3% (4)

Common Stock	All executive officers and directors as a group	1,505,000 (3)	79.2% (4)

(1)	This percentage of class is based on 1,400,000 shares of common stock issued and outstanding as of September 20, 2006.

(2)	Ms. Rahman currently owns an option to purchase 500,000 shares of our common stock at $1.00 per share.

(3)	This amount is based on 1,005,000 shares of our common stock owned by Richard Carrigan and 500,000 shares issuable to Ms. Rahman upon execution of her option to purchase such shares.

(4)

This percentage of class is based on a total of 1,900,000 shares of common stock consisting of 1,400,000 shares of common stock issued and outstanding as of September 20, 2006 and the 500,000 shares issuable to Ms. Rahman upon execution of her option to purchase such shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of September 20, 2006, 1,400,000 shares of common stock are issued and outstanding and held by 42 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect. Certain provisions of the Delaware General Corporate Law may serve to delay, defer or prevent a change in control of the company.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

Ahkee Rahman has an option to purchase 500,000 shares of our common stock of our common stock for a period of two years expiring March 1, 2007 at $1.00 a share. There are no other options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Gately & Associates, LLC, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Anslow & Jaclin, LLP has given an opinion upon the validity of the securities being registered and upon other legal matters in connection with the registration or offering of the common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our director and officer are indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on November 5, 2004, in the State of Delaware. Our wholly-owned subsidiary, Eastern Services Group, Inc. was formed in Nevada in February 1998. On November 9, 2004, we obtained all of the outstanding stock of Eastern Services Group, Inc. from Richard Carrigan, the sole stockholder in consideration for the issuance of 1,000,000 shares of our common stock to Mr. Carrigan pursuant to a Stock Purchase Agreement and Share Exchange between Eastern Services Group, Inc. and us. Pursuant to the Stock Purchase Agreement and Share Exchange, Eastern Services Group, Inc. became our wholly owned subsidiary. The purpose for this reorganization with Eastern Services Group, Inc was to obtain an operating company which we believed has a successful business plan.

DESCRIPTION OF BUSINESS

We were incorporated under the laws of the State of Delaware on November 5, 2004. We commenced operations for the purposes of evaluating, structuring, and completing a merger with Eastern Services Group, Inc. On November 9, 2004, we obtained all of the outstanding stock of Eastern Services Group, Inc. from Richard Carrigan, the sole stockholder in consideration for the issuance of 1,000,000 shares of our common stock to Mr. Carrigan pursuant to a Stock Purchase Agreement and Share Exchange between Eastern Services Group, Inc. and us. Pursuant to the Stock Purchase Agreement and Share Exchange, Eastern Services Group, Inc. became our wholly owned subsidiary. The purpose for this reorganization with Eastern Services Group, Inc. was to obtain an operating company which we believed has a successful business plan. Until this reorganization our activities had been limited to actions related to our organization, and we conducted virtually no business operations.

General

Our subsidiary, Eastern Services Group, Inc., was established in the State of Nevada in February 1998. Through our subsidiary, we provide state and local tax consultation and analysis to casinos in the Las Vegas metropolitan area with a focus on assessing tax liability on real and personal property and review of sales and use tax. We do not provide filing services nor do we perform CPA services. We provide such services via telephone or in a face-to-face setting. Some parts of our business are cyclical in nature. Our state and local tax consultation service is provided on a yearly basis, while our sale and use tax revue is provided every four years. Mr. Carrigan provides the majority of the services however occasionally consultants are used to provide services. The company has reduced the use of consultants during this fiscal year.

We are a relatively small operator in this market. Client relationships are culminated from personal relationships cultivated with casino executives within the Las Vegas/Clark County area or through word-of-mouth recommendations. Our current business operations are comprised of doing work for Coast Resorts, Riverside Resort and Casino, and the El Cortez Hotel and Casino.

Industry Overview

Well-publicized issues in the past few years surrounding a number of major international accountancy and management consulting firms has focused the spotlight on the industry. Trends indicate that the aftermath of firm failures and legal actions is proving advantageous for smaller, independent accountancy firms that can offer personalized services, develop and sustain long-standing, secure relationships with business clients, and guarantee professionalism, accuracy, and consistency.

Despite the high degree of competition, saturation is unlikely in large, growing metropolitan markets. New tax laws and ever-increasing populations continue to fuel the demand for professional accounting and tax services. Additionally, clients continue to seek the benefits of convenience options and secure professional relationships in the services they purchase. Complimentary services that afford tax benefits transform traditional tax analysis firms into more competitive ventures.

Keys to Success

Both the short-term and long-range success of Eastern Services Group rest in the ability of the Company to satisfy the market needs and remain current with industry trends and fluctuating customer preferences and interests.

Fundamentally, success lies in the following elements:

-	Leveraging successful relationships with existing clients and reputation in the marketplace to develop the client base and expand service contract penetration among target market.

-	Develop effective campaigns to maximize marketing dollars, reach target clients, and acquire new business, relying on client testimonial, customer referrals, and word-of-mouth promotions.

-	Commitment to reinvesting profits for further growth through sound financial practices, effective marketing programs, and efficient business management.

Services Offered

We provide state and local tax consultation and analysis to casinos in the Las Vegas metropolitan area with a focus on assessing tax liability on both real and personal property and reviews of sales and use tax. We do not provide filing services nor do we perform CPA services.

Assessing Tax Liability on Real and Personal Property

Assessments are first conducted by real estate appraisers. For hotels and casino properties, assessments are accomplished by reviewing the profit and loss statements of our clients and comparing such statements with other properties that are similar in nature. Based on these “comps” or “comparable properties,” we determine what we believe to be the income value of the property. Based on the appraised value of the property, we negotiate via conference calls and face-to-face meetings with the tax assessor’s office for a reduction in tax liability for our client.

For personal property, we look at property tax returns and review how such property is classified vis-à-vis long-term versus short-term assets. If our review reveals that certain assets were misclassified, we make the necessary adjustments to the appropriate class. To the extent that such reclassification results in reduction in tax liability for our clients, we share equally in such reduction.

Review of Sales and Use Taxes

In addition to services related to tax liability on real and personal property, we review sales and use tax liability. The State of Nevada audits casinos and other properties every four years for sales tax “deficiencies” in the amount of sales and use tax paid by such property. In order to determine if a deficiency exists, the State reviews a sample from one of the previous four years. If the State determines that based on the sample the property is deficient in its sales and use tax payments, the State calculates the sales and use tax deficiency for all for years by extrapolating data from that sample. Properties then must pay the amount by which their sales and use tax amounts were deficient.

We assist clients in obtaining a reduction in this deficiency amount. We accomplish this by reviewing every line item for each of the previous four years. By reviewing every line item, as opposed to taking a small sample, we hope to show that the sample itself used by the State was not accurate or that it does not accurately reflect all four years. Thus, if we can show the sample was flawed in such a way that it overestimated sales and use tax liability, we can obtain a reduction in the deficiency amount. In addition, we review properties’ accounting practices to identify items that were improperly accounted for and should not have been included in determining a property’s sales and use tax liability. Thus, if we can show that a client was over-inclusive with respect to items used to determine sales and use tax liability, we can achieve a reduction in the deficiency amount.

How We Generate Revenues from Our Services

We generate revenue when we achieve a reduction in the property tax value for our clients. Our revenue derives from the spread between the original assessment by the State and the adjusted assessment we determine based on our review. Typically, we ask for 50% of such savings. Thus, our revenues are proportionally related to the amount of savings we achieve for our clients. We consider audits which result in savings for our clients to be “successful audits.”

Target Market

Our target customers are hotel casino properties in the gaming industry throughout Nevada. The Company has ongoing engagements with Coast Resorts, Riverside Resort and Casino, and the El Cortez Hotel and Casino as well as new clients such as Netfaze. Such ongoing engagements involve education of our clients’ in-house accountants on changes in the State laws and accounting practices as well as ensuring that items are being classified appropriately. Even though services may be provided to these clients, if we cannot show savings, no revenues for our company may be generated. Eastern also offers its services to other businesses such as Netfaze.

We also plan on expanding our services to properties outside of Nevada. Specifically, we believe that we can provide similar services to casinos in California. Both Ahkee Rahman and Richard Carrigan are pursuing opportunities in California. In order to expand to this market, we plan to offer our services on the same contingent basis on which we currently operate. We hope that because our fees are contingent on our ability to reduce tax liability, potential new clients will be willing to engage us.

Pricing

We believe we have developed an effective pricing model. Approximately 95% of the majority of contracts is contingent upon the tax savings incurred as a result of services rendered by us. Typically, we receive 50% of the tax savings resulting directly from the assessment and analysis provided. The remaining 5% of the total contract is a flat or hourly fee to address provisional administrative functions associated with the project.

This model translates directly into a more competitively priced but higher quality, comprehensive service that develops new market opportunities in the targeted geographic region. Additionally, with an initially narrow geographic focus, we can build a specific niche market and develop a stronger reputation through specialization in the industry.

Competition

We are not aware of small, niche players similar to ourselves that focus solely on this aspect of the casino industry. However, Deloitte & Touche USA LLP provides a similar service as part of its comprehensive income audit.

Subsidiaries

We have one wholly owned subsidiary, Eastern Services Group, Inc., a Nevada company.

Employees

As of September 20, 2006, we have one employee and our wholly owned subsidiary has one employee.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Legal Proceedings

There are no legal actions pending against us, or our wholly own subsidiary, or of which our property, or the property of our wholly owned subsidiary, is subject nor to our knowledge are any such proceedings contemplated.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed therein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably a number of new projects.

Overview

We were incorporated under the laws of the State of Delaware on November 5, 2004. On November 9, 2004, pursuant to a Stock Purchase Agreement and Share Exchange, Eastern Services Group, Inc. became our wholly owned subsidiary. The purpose for this reorganization with Eastern Services Group, Inc. was to obtain an operating company which we believed has a successful business plan. Until this reorganization our activities had been limited to actions related to our organization, and we conducted virtually no business operations.

Our subsidiary, Eastern Services Group, Inc. (“ESG”), was established in the State of Nevada in February 1998. Through our subsidiary, we provide state and local tax consultation and analysis to casinos in the Las Vegas metropolitan area. We do not provide filing services nor do we perform CPA services. We provide consulting services based on risk assessment via telephone or in a face-to-face setting.

The core services suite provided by Eastern Services Group, Inc. is traditional tax analysis, preparation, and business consulting services to clients operating casinos in the Las Vegas, Nevada metropolitan area. ESG, Inc. concentrates on analysis of sales and use taxes, real property taxes, and personal property tax.

At competitive prices, Eastern Services Group works with clients to minimize tax exposure and ensure that each filing adheres to all areas of local and state laws. With the highest degree of integrity, ESG, Inc., conducts preliminary interviews with clients to ensure a comprehensive analysis and assessment of tax liability with respect to the specific jurisdiction is provided.

Through in-depth evaluation and assessment, ESG, Inc. makes significant recommendations to clients to ensure local and state levied taxes are accurate, accounting and tax filing procedures afford viable tax savings, and records and accounts are correctly maintained to prevent unnecessary audits.

ESG, Inc. has developed an effective pricing model. Approximately 95% of the majority of contracts is contingent upon the tax savings incurred as a result of services rendered by ESG. Typically, ESG receives 50% of the tax savings resulting directly from the assessment and analysis provided. The remaining 5% of the total contract is a flat or hourly fee to address provisional administrative functions associated with the project.

Market Trends

With real estate audits on the decline, property audits are increasing due to the renovations of hotel casinos trying to maintain market share in the gaming industry. This gives us the opportunity for audits based on the new assets purchased. For example, as properties spend on capital improvements such as carpets, restaurants, décor, and infrastructure, the overall value of the property is increased. Also, when casinos are sold or merge, the value of the properties surrounding such casinos increase as well. When property increases in value, the owner of such property is required to pay additional tax. As a means to limit additional tax exposure, casinos seek our services to help them identify ways in which they can limit such increases in taxes. Thus, when hotel casinos make improvements, they seek our services to help reduce their tax liability.

In 2005, the State of Nevada imposed a cap on the amount of taxes that a property would have to pay if the property increased in value. In 2005, the cap was set at 8%. The cap was instituted as temporary relief for business and residential markets. The cap rate effectively limited the amount of real estate tax liability that a casino could incur. Because real estate tax liability was capped, casinos were less inclined to seek tax burden relief. Therefore, in 2005, the cap limited our revenue streams because of the decrease in demand.

Although the 8% cap limited the revenue stream for all periods during the year ended 2005, the State of Nevada may adjust the cap during the year ending 2006. At this point we cannot determine what cap rate may be applied by the State of Nevada or whether there will be a cap rate in the future.

A lower cap rate means clients will be less inclined to seek our services and therefore our revenues would decrease. However, a higher cap rate, or the elimination of the cap rate altogether, would result in greater demand for our services because clients would have more incentive to seek tax burden relief. An increase in demand for our services could result in an increase in revenue.

Key Metrics

We generate revenue when we achieve a reduction in the property tax value of our clients. Our revenue derives from the spread between the original assessment by the State and the adjusted assessment we determine based on our audit. Typically, we ask for 50% of such savings. Thus, our revenues are proportionally related to the amount of savings we achieve for our clients. We consider audits which result in savings for our clients to be “successful audits.”

We focus on the bottom line profits of the company and cost of achieving them, as well as cost of obtaining new clients. Operating performance is measured by maintaining relationships with our existing clients and ensuring that we save them money. Our strength and weakness is dependant upon overall real estate values in the gaming industry as well as the rate of mergers and acquisitions that may drive up the value of existing entities. Therefore when real estate values and the level of mergers and acquisitions activities rise, our business stands to gain as well thereby increasing revenue. When those indicators fall, demand for our services falls as well.

The comparative results of business activity discussed are that of Eastern Services Holdings, Inc. and its subsidiary, Eastern Services Group, Inc. for the years ended December 31, 2005 and 2004 .

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America . The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company considered the quality and variability of information regarding the financial condition and operating performance that may have changed in the past and future that may have a material effect and has quantified them where possible. Specifically the Company considers risk of variability with changes in contract which may affect the recognition of income and also the possibility of changes in the tax code which may affect the long term rates of return.

The company considers the following historical trends and future trends of the company as well as risks that are present within the industry.

The company believes that unless the current 8% Cap is lifted, the downward trend may continue. If tax legislation changes to relieve the cap, the company’s services may be in more demand.

We provide property tax analysis and sales and use tax analysis to the casino industry. Revenues are recognized when the contingency requirements of the company service contracts are fulfilled in a manner which leads to savings to the customer.

Liquidity and Capital Resources

We have historically satisfied our cash requirements through revenues, short term financings, and issuance of common stock for cash. We anticipate that cash requirements will continue to increase as we continue to expend resources to build infrastructure, develop a business plan and establish a marketing network, customer support and administrative organizations. As of June 30, 2006, we had cash $60,490.

We anticipate that we will need $50,000 to cover budgeted operating expenditures and offering expenses for the next twelve months from the date of this prospectus. The Company is operating at a net loss as of June 30, 2006 therefore our cash reserves plus contractually committed capital is not sufficient to fund our planned business operations for a period of the next twelve months.

In the interim, we will continue to pursue additional capital investment. Current assets as of June 30, 2006 were $60,490 which consisted entirely of cash. Total current liabilities as of June 30, 2006 were_61,554 which consisted of a loan payable on an automobile of $3,853, which is the only loan the company has currently. This loan was entered on May 14, 2002 for an auto/truck in the amount of $20,000 for a 5 year period with a variable interest rate. During the year 2005 the rate averaged 5.5% and payments are $375 per month. There were no terms on the shareholder loan which was retired and we expect to retire the auto loan during the year 2006.

Because our current assets are sufficient to cover our current liabilities, we expect to be able to continue operations for at least the next twelve months only if we continue to generate significant revenues. However, there is risk if the company does not generate significant revenues that it will not be able to cover its costs. The company’s major stockholder will fund any shortfalls in capital and additional expenses in the form of accounting and legal fees for the company to become a reporting company. We will also need to seek both private and public equity markets to support our ongoing operations

We have financed our growth and cash requirements through operations, related party debt and small private placements of equity.

By becoming a publicly reporting company, we expect an increase in our audit, accounting, and legal fees. As a fully reporting company pursuant to the Securities Exchange Act of 1934, we will be required to file quarterly, annual, and other periodic reports. As such, we will require the assistance of our legal counsel to prepare and file such reports and our independent auditors to prepare or review financial statements in connection with such reports. In addition, we will retain an EDGAR service to submit such filings to the Securities and Exchange Commission. We anticipate the approximate costs of being a publicly reporting company to be the following per quarter (or about $24,000 per year):

Legal:	$2,500
Accounting:	$2,500
Filings:	$1,000

Results from Operations

Six Months Ended June 30, 2006 Compared to Six Months ended June 30, 2005

Revenues

Revenues increased from $38,000 for the six months ended June 30, 2005 to $42,500 for the six months ended June 30, 2006, an increase of $4,500 or 11%. The revenues were from the second quarter of 2006 and came from one client only, Netfaze.

Total Expenses

Cost of revenue increased from $31,810 for the six months ended June 30, 2005 to $40,877 for the six months ended June 30, 2006 an increase of $9067 or 28% approximately. The increase in cost of services was a result of increased fees to consultants as a result consultants hired for a new client.

General and Administrative expenses which includes general office expenses, travel and entertainment, and professional fees increased from $14,345 for the six months ended June 30, 2005 to $28,855 for the six months ended June 30, 2006 an increase of $14,510 or 101%. The reason for the increase is due to several factors. There was a $5,000 increase in legal fees from the six months ended June 30, 2005. The legal fees were related to collections of receivables. An increase of $6,100 from June 30, 2005 was due to payroll related expenses. An additional $1,600 increase from six months ended June 30, 2005 was due to the penalties applied as a result of delayed filings with the Secretary of State. Auto expense increase by almost $2,000 from the six months ended 2005 due to car rental expenses.

Net Loss

Net loss increased from $8,364 for the six months ended June 30, 2005 to a loss of $28,387 for the six months ended June 30, 2006. The increase losses was a result of increased General and Administrative expenses, as well as an increase in cost of sales as a result of new consultants, as well as income tax of $1,001which was paid.

Fiscal Year Ended December 31, 2005 Compared To the Fiscal Year Ended December 31, 2004

Revenues

Revenues decreased from $235,420 for the year ended December 31, 2004 to $110,946 for the year ended December 31, 2005, a decrease of $124,474. The decrease is primarily due to a reduction in demand for our services based the State of Nevada’s cap of 8% on the tax liability for casino properties. As discussed above, in 2005, the State of Nevada imposed a cap of 8% on the amount of taxes that a property would have to pay if the property increased in value. The cap effectively limited the amount of real estate tax liability that a casino could incur.

Because real estate tax liability was capped, casinos were less inclined to seek tax burden relief. Therefore, in 2005 the cap resulted in a decrease in demand for our services and our revenue declined accordingly.

Total Expenses

Cost of revenue decreased from $153,180 for the year ended December 31, 2004 to $69,635 for the year ended December 31, 2005, a decrease of $83,545. Because of the reduction in demand for our services, we performed fewer audits. Therefore, we engaged fewer external consultants. Less expenditure for external consultants and administrative costs resulted in the reduction in cost of services.

General and administrative expense includes office expenses, travel and entertainment, and professional fees. For the year ended December 31, 2005 general and administrative expense was $43,108 compared to $62,014 in general and administrative expense for the same period in 2004, a decrease of approximately $19,906. The decrease of $19,906 consisted primarily of a reduction in travel expenses related to tax analysis services provided to out-of-state clients, as well as a decrease in office expenses.

Net Income

We had a net loss of $13,680 for the year ended December 31, 2005 to an income of $17,912 for the year ended December 31, 2004. For the year ended December 31, 2005, interest expense was $427 compared to $0 for the prior year, and we also incurred an increase in tax expense by $10,553 to $12,400 from $1847 the prior year.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions.

DESCRIPTION OF PROPERTY

Our primary office consists of office space located within Ms. Akhee’s home at 1221 Ocean Avenue, #1202, Santa Monica, California 90401. We use such space for no charge from Ms. Akhee, and we currently have no written agreement with Ms. Akhee, our sole officer and director. Currently, we believe that this space is sufficient and adequate to operate our current business; however, if we expand our business to a significant degree, we will have to find a larger space. Our principal business operations are conducted at 7695 Desperado St. Las Vegas, NV 89131. Such location is the private residence of Mr. Carrigan. Mr. Carrigan owns this property and we use such space free of charge from him.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following persons, other than Richard Carrigan, Aileen Carrigan, and Patrick E. Carrigan as part of our December 2004 private offering, has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any our directors or officers of the Company;

(B)	Any proposed nominee for election as a director of the Company;

(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or

(D)

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of the Company.

As of December 31, 2005, an unsecured demand note payable in the amount of $3,078 to our principal shareholder was paid in full. Mr. Carrigan had loaned us working capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 42 registered shareholders.

Rule 144 Shares

As of December 31, 2005, the 400,000 shares held by the shareholders who purchased their shares in the Regulation D 506 offering by us are available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 160,000 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Grants

Ahkee Rahman has an option to purchase 500,000 shares of our common stock of our common stock for a period of two years expiring March 1, 2007 at $1.00 a share. There are no other options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

Summary Compensation Table. The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until December 31, 2005.

ANNUAL COMPENSATION						LONG TERM COMPENSATION
NAME	TITLE	YEAR	SALARY	BONUS	OTHER ANNUAL COMPENSATION	RESTRICTED OPTION STOCKS/ PAYOUTS AWARDED	SARS ($)	LTIP COMPENSATION	ALL OTHER COMPENSATION
Ahkee Rahman	President CEO and Chairman	2005 2004	$0 $0	0 0	0 0	$500 (1)	0 0	0 0	0 0
Richard Carrigan (2)		2005 2004	$60,000 $160,353	0	0	0	0	0	0

(1)	Ahkee Rahman has an option to purchase 500,000 shares of our common stock for a period of two years expiring March 1, 2007 at $1.00 a share.

(2)	These amounts reflect salary paid by our subsidiary to Mr. Carrigan, the sole employee of our operating subsidiary.

Option Grants Table. The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during fiscal year ended December 31, 2005

OPTIONS GRANTS IN PRESENT FISCAL YEAR (INDIVIDUAL GRANTS)

Name	Number of securities underlying options granted (#)	Percent of total options granted to employees in last fiscal year	Exercise or base Price ($/Share)	Expiration Date

Ahkee Rahman	500,000	100%	$1.00	March 1, 2007

Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding stock options exercised during fiscal year ending December 31, 2005, by the executive officer named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN

LAST FISCAL YEAR ANDFISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year- End($)(1) Exercisable/ Unexercisable

None

Employment Agreements

We do not have an employment or consultant agreement with Ms. Ahkee Rahman, our Chief Executive Officer, President, and Chairman of the Board of Directors.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580 100 F Street, NE, Washington, DC 20459. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

FINANCIAL STATEMENTS

Financial statements begin on the following page.

EASTERN SERVICES HOLDINGS, INC.
BALANCE SHEET
(unaudited)
As of June 30, 2006 and December 31, 2005

ASSETS

CURRENT ASSETS	6/30/2006	12/31/2005

Cash & cash equivalents	$60,490	$85,868
Accounts Receivable	149,280	149,280
Allowance For Doubtful Accounts	(149,280)	(149,280)
Advances	-	9,307

Total Current Assets	60,490	95,175

PROPERTY AND EQUIPMENT

Equipment	38,280	43,280
Less: accumulated depreciation	(35,801)	(39,562)

Total Property and Equipment	2,479	3,718

TOTAL ASSETS	$62,969	$98,893

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$57,701	$63,520
Loan payable - auto	3,853	5,571

Total Current Liabilities	61,554	69,091

STOCKHOLDERS' EQUITY

Common stock, Authorized: 100,000,000 at $0.001
par value, Issued: 1,400,000 and 1,400,000, respectively	1,400	1,400
Additional paid in capital	39,600	39,600
Accumulated Deficit	(39,585)	(11,198)

Total Stockholders' Equity	1,415	29,802

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,969	$98,893

The accompanying footnotes are an integral part of these financial statements.

1

	EASTERN SERVICES HOLDINGS, INC.
	STATEMENTS OF OPERATIONS
	(unaudited)
	For the six months ending June 30, 2006 and 2005

		6/30/2006	6/30/2005

NET REVENUE		$42,500	$38,000

COST OF REVENUE		40,877	31,810

GROSS PROFIT		1,623	6,190

GENERAL AND ADMINISTRATIVE EXPENSES		28,855	14,345

OPERATING LOSS		(27,232)	(8,155)

INCOME TAX PROVISION		1,001	-

INTEREST EXPENSE		154	210

NET LOSS		$(28,387)	$(8,364)

Loss per share, basic & diluted		$(0.02)	$(0.01)

Weighted average number of common shares - Basic & diluted		1,400,000	1,400,000

The accompanying footnotes are an integral part of these financial statements.

2

	EASTERN SERVICES HOLDINGS, INC.
	STATEMENTS OF OPERATIONS
	(unaudited)
	For the three months ending June 30, 2006 and 2005

		6/30/2006	6/30/2005

NET REVENUE		$42,500	$-

COST OF REVENUE		27,577	16,350

GROSS PROFIT OR (LOSS)		14,923	(16,350)

GENERAL AND ADMINISTRATIVE EXPENSES		17,328	5,213

OPERATING LOSS		(2,405)	(21,563)

INCOME TAX PROVISION		1,001	-

INTEREST EXPENSE		93	82

NET LOSS		$(3,499)	$(21,645)

Loss per share, basic & diluted		$(0.00)	$(0.02)

Weighted average number of common shares - Basic & diluted		1,400,000	1,400,000

The accompanying footnotes are an integral part of these financial statements.

3

EASTERN SERVICES HOLDINGS, INC.
STATEMENT OF STOCKHOLDERS EQUITY
(unaudited)
As of June 30, 2006

	SHARES OF		ADDITIONAL		TOTAL
	COMMON	PAR	PAID IN	ACCUMULATED	STOCKHOLDERS'
	STOCK	VALUE	CAPITAL	DEFICIT	EQUITY

Balance, December 31, 2002	1,000,000	$1,000		$(3,994)	$(2,994)

Net loss				(23,836)	(23,836)

Balance, December 31, 2003	1,000,000	1,000	0	(27,830)	(26,830)

Common stock subscribed during	400,000	400	39,600		40,000
December 2004 at $0.10 per share

Subcription receivable					(40,000)

Net Income				17,912	17,912

Balance, December 31, 2004	1,400,000	1,400	39,600	(9,918)	(8,918)

Subscription receivable					40,000

Net Loss				(1,280)	(1,280)

Balance, December 31, 2005	1,400,000	1,400	39,600	(11,198)	29,802

Net loss				(28,387)	(28,387)

Balance, June 30, 2006	1,400,000	$1,400	$39,600	$(39,585)	$1,415

The accompanying footnotes are an integral part of these financial statements.

4

EASTERN SERVICES HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
(unaudited)
For the six months ending June 30, 2006 and 2005

CASH FLOWS FROM OPERATING ACTIVITIES	6/30/2006	6/30/2005

Net loss	$(28,387)	$(8,364)

Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:

Depreciation	1,239	1,239
Increase (Decrease) in advances	9,407	-
Increase (Decrease) in accounts payable	(5,919)	(1,469)
Increase (Decrease) in wages payable	-	30,000

Total adjustments to net income	4,727	29,770

Net cash provided by (used in) operating activities	(23,660)	21,405

CASH FLOWS FROM INVESTING ACTIVITIES

None	-	-

Net cash flows provided by (used in) investing activites	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Cash paid on note payable - auto	(1,718)	(1,663)
Cash received from stock issuance	-	40,000

Net cash provided by (used in) financing activities	(1,718)	38,337

CASH RECONCILIATION

Net increase (decrease) in cash & cash equivalents	(25,378)	59,743
Cash & cash equivalents - beginning balance	85,868	352

CASH & CASH EQUIVALENTS BALANCE END OF PERIOD	$60,490	$60,095

The accompanying footnotes are an integral part of these financial statements.

5

EASTERN SERVICES HOLDINGS, INC.

Notes to the financial statements

(unaudited)

1.  Summary of Significant Accounting Policies:

Industry – Eastern Services Holdings, Inc. (the Company) was incorporated in the state of Delaware on November 5, 2004. At the time of incorporation the Company exchanged shares with Eastern Services Group, Inc. making Eastern Services Group, Inc. an acquired subsidiary. As the Company was the non-operating acquirer, for accounting purposes Eastern Services Group, Inc. is considered the accounting acquirer. The share exchange has been accounted for as a retroactive stock split. Eastern Services Group, Inc. was incorporated on February 27, 1998 under the laws of the State of Nevada. The Company is headquartered in California. The Company provides state and local tax consultation and analysis to casinos and other busineness in the Las Vegas metropolitan area. The Company does not provide filing services. The Company’s fiscal year end is December 31, a calendar year end.

Significant Accounting Policies:

The Company’s management has adopted the following accounting policies.

Basis of Accounting - The Company’s financial statements are prepared in accordance with generally accepted accounting principles. The Company’s management has made all adjustments in their opinion that are necessary in order to make the financial statements not misleading.

Estimates and adjustment-The Company’s management is of the opinion that all estimates and adjustment have been made in accordance with Generally Accepted Accounting Principle in order for the financial statements to not be misleading.

Revenue Recognition – Revenues are recognized when the contingency requirements of the Company’s service contracts are fulfilled in a manner which leads to tax savings to the customer. The persuasive evidence exists in the form of the contract signed between Eastern and its clients. Services are rendered when analysis of the property taxes or sales and use tax revue is done. The pricing is a fixed and determinable number which is a percentage of the savings that the company is able to provide to its client. The collectability is assured as the company contracts with its clients to provide 50% of the tax savings as its fee.

If the Company is not successful in providing tax savings for property, sales and use tax then the customer does not have to pay for services provided. Proof of tax savings occurs when the state issues its assessment taxes in the month of June therefore revenue is not recognized until such time and payment of 50% of the tax savings is due from the customer at that time. In all contracts the Company acts as the principle and recognizes revenues on the gross method based on these tax savings.which is not assured until the tax assessments are issued by the county.

Cost of sales is recognized as the Company pays its employees for their work throughout the year regardless as to whether the Company is successful in providing tax savings. Some parts of the company’s business are cyclical in nature. The Company’s state and local tax consultation service is provided on a yearly basis, while the Company’s sale and use tax revue is provided every four years.

Cash and Cash Equivalents – The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

6

Property and Equipment – Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the various classes of assets as follows:

Equipment	.......................................	2 to 10 years
Furniture	.......................................	5 to 10 years

Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Income Taxes – The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings Per Share – Basic and diluted earnings per share is computed by dividing earnings available to stockholders by the weighted-average number of shares outstanding for the period as guided by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. Diluted EPS reflects the potential dilution of securities that could share in the earnings. The Company used for years ending December 31, 2005 and 2004 earnings as the numerator and weighted average number of shares as disclosed in the statement of operations to calculate earnings per share. As the Company had a loss for the year ending December 31 2005, the option agreement that was entered into that year would not be dilutive.

Concentrations of Credit Risk- Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions that are insured by the FDIC.

Compensation in the form of stock – The company has elected to use Financial Accounting Standard 123, “Accounting For Stock-Based Compensation.” Compensation in the form of stock is accounted for as issued and valued at fair value at the inception of the compensation period or grant date. Statement of 0Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25.

For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant or the value of services, whichever is more determinable. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

7

2.  Related Party Transactions:

A stockholder may loan the Company working capital from time to time. At the years ending December 31, 2005 and 2004 the Company had no amounts owed.

3.  Accounts Receivable:

The Company carries balances from time to time in accounts receivable for services performed. The Company’s management has established an allowance for doubtful accounts for those accounts that may not be collectible.

4.  Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Income Taxes:

The Company has a net operating loss that may be used to offset future income for tax purposes for a period of 20 years from the date of inception of these losses. These losses were derived solely from operating activities. The net operating losses create a deferred tax asset as a benefit to the Company in the amount of $7,900. The Company has set up a valuation allowance of $7,900 to reduce the deferred tax asset as in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The income tax payable that was accrued for the quarters ending was offset by the Company’s net operating loss carryforward therefore the provisions for income tax in the income statement is an estimate of what may be the tax liability for the current year end.

The availability of the Company’s net operating loss carryforwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock. The provision for income taxes consists of the state minimum tax imposed on corporations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2005 are as follows:

Deferred tax assets:
Federal net operating loss	$5,900
State net operating loss	2,000

Total deferred tax assets	7,900
Less valuation allowance	(7,900)

$-

The Company has provided a 100% valuation allowance on the deferred tax assets at December 31, 2005 and the current quarter to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the years ended December 31, 2005 and 2004 is as follows:

8

	2005	2004

Federal income tax rate	(15.0%)	(15.0%)
State tax, net of federal benefit	(5.0%)	(5.0%)
Increase in valuation allowance	20.0%	20.0%

Effective income tax rate	0.0%	0.0%

6.  Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of trade payables from normal operations of the business.

7.  Operating and Capital Lease Agreements:

The Company has entered into a short-term lease for use of storage space. The contract is renewable every thirty days. The Company has not entered into any long-term leases.

8. Note Payable:

On May 14, 2002 the Company entered into a loan agreement for an auto/truck in the amount of $20,000 for a 5-year period with a variable interest rate. During the year 2005, the rate averaged 11% and payments averaged $375 per month. The balance payable on this loan as of June 30, 2006 is $3,853. The Company considers the balance due on this note as short term as its intension is to retire this debt during the year ending December 31, 2006.

9. Stockholder Equity:

The Company has authorized 100,000,000 shares of common stock at a par value of $.001 per share of which 1,400,000 shares have been issued.

Upon incorporation of the Company (November 5, 2004), 1,000,000 shares of common stock were issued in an exchange agreement for the 1,000 shares (100%) of the subsidiary, Eastern Service Group, Inc. Eastern Service Group is the accounting acquirer and therefore the share exchange was accounted as a retroactive share exchange.

During November and December 2004 the Company undertook a private placement issuance, Regulation D Rule 506 offering, of 400,000 shares of common stock for a value of $40,000, or $.10 per share. The Company believes this offering is exempt from registration with the US Securities and Exchange Commission. These shares have been subscribed for and the funds received in January of 2005.

On March 1, 2005 the company entered into an option agreement with a company officer whereby the agreement calls for the purchase of 500,000 shares of common stock at an exercise price of $1.00 per share. The agreement will expire on March 1, 2007. The payment of these shares when exercised is due when the purchaser sells these common shares. There is no compensation, repurchase or awards with regard to this option agreement. The Company’s management considers this option agreement as an equity instrument rather than a liability as per paragraph 28 of SFAS 123 ®

If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Stock Option Plan consistent with the methodology prescribed by SFAS No. 123, the Company’s net loss and loss per share would be increased to the pro forma amounts indicated below for the quarter ended June 2006:

9

2005
Net loss attributed to common stockholders:
As reported	$ (28,387)
Compensation recognized under APB 25	0
Compensation recognized under SFAS 123	4,495
Pro forma	$(23,892)
Basic and diluted loss attributed to common stockholders per common share:
As reported	$(0.02)
Pro forma	$(0.02)

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2005:  risk-free interest rate of 4.5%; dividend yields of 0% and 0%; volatility factors of the expected market price of the Company’s common shares of 100%; and term of the options of 6 months.

10. Employment Contract and Incentive Commitments:

The Company has no employment contracts and incentive commitments. The Company’s policy on compensation to Mr. Carrigan, its sole employee, is based upon a verbally agreed amount of $60,000 per year. The Company plans to outline a formal agreement with Mr. Carrigan by December 31, 2006.

11. Required Cash Flow Disclosure for Interest and Taxes Paid:

The Company paid interest during the years ending December 31, 2005 and 2004 in the amounts of $0 and $467, respectively. During the current reporting period the Company has paid $154 in interest. The Company paid income taxes during the years ending December 31, 2005 and 2004 in the amount of $169 and $0, respectively. The Company has made estimated tax payments for the current year in the amount of $1,000.

12. Contingent Liabilities:

Currently the Company has not identified any contingent liabilities that may be due.

10

FINANCIAL STATEMENTS

EASTERN SERVICES HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 AND 2004

EASTERN SERVICES HOLDINGS, INC.

Consolidated Financial Statements Table of Contents

FINANCIAL STATEMENTS	Page

Independent Auditors Report	1

Balance Sheet	2

Statement of Operations	3

Statement of members capital	4

Cash Flow Statement	5

Notes to the Financial Statements	6-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

The Board of Directors and Shareholders

Eastern Services Holdings, Inc.

To the board of directors and stockholders:

We have audited the accompanying balance sheet of Eastern Services Holdings, Inc. as of December 31, 2005 and 2004 and the related statements of operations, stockholder’s equity and cash flows for the twelve months ending December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on the audit.

We conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that the audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastern Services Holdings, Inc. as of December 31, 2005 and 2004, and the results of operations and its cash flows for the twelve months ending December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles.

Gately & Associates, LLC

Altamonte Springs, Florida

January 15, 2005 and June 9, 2006

EASTERN SERVICES HOLDINGS, INC.
BALANCE SHEET
As of December 31, 2005 and December 31, 2004

ASSETS

CURRENT ASSETS	12/31/2005	12/31/2004

Cash & cash equivalents	$85,868	$352
Accounts receivable	149,280	149,280
Allowance for doubtful accounts	(149,280)	(149,280)
Advances	9,307	-

Total Current Assets	95,175	352

PROPERTY AND EQUIPMENT

Furniture and equipment	43,280	43,280
Less: accumulated depreciation	(39,562)	(37,084)

Total Property and Equipment	3,718	6,196

TOTAL ASSETS	$98,893	$6,548

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$63,520	$5,857
Loan payable - auto	5,571	9,609

Total Current Liabilities	69,091	15,466

STOCKHOLDERS EQUITY (DEFICIT)

Common stock, Authorized: 100,000,000 at $0.001
par value, Issued: 1,400,000 and 1,400,000, respectively	1,400	1,400
Additional paid in capital	39,600	39,600
Subscription receivable	-	(40,000)
Accumulated deficit	(11,198)	(9,918)

Total Stockholders’ Equity (deficit)	29,802	(8,918)

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)	$98,893	$6,548

The accompanying footnotes are an integral part of these financial statements.

EASTERN SERVICES HOLDINGS, INC.
STATEMENTS OF OPERATIONS
For the twelve months ending December 31, 2005 and 2004

	12/31/2005	12/31/2004

NET REVENUE	$110,946	$235,420

COST OF REVENUE	69,635	153,180

GROSS PROFIT	41,311	82,240

GENERAL AND ADMINISTRATIVE EXPENSES	43,018	62,014

OPERATING INCOME (LOSS)	(1,707)	20,226

INTEREST EXPENSE	-	467

INCOME TAX EXPENSE	-	1,847

INTEREST INCOME	427	-

NET INCOME (LOSS)	$(1,280)	$17,912

Earnings (loss) per share, basic and diluted	$(0.00)	$0.02

Weighted average number of common shares - Basic & diluted	1,400,000	1,000,000

The accompanying footnotes are an integral part of these financial statements.

EASTERN SERVICES HOLDINGS, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
As of December 31, 2005

	SHARES OF		ADDITIONAL		TOTAL
	COMMON	PAR	PAID IN	ACCUMULATED	STOCKHOLDERS ‘
	STOCK	VALUE	CAPITAL	DEFICIT	EQUITY (DEFICIT)

Balance, December 31, 2002	1,000,000	$1,000		$(3,994)	$(2,994)

Net loss				(23,836)	(23,836)

Balance, December 31, 2003	1,000,000	1,000	-	(27,830)	(26,830)

Common stock subscribed during	400,000	400	39,600		40,000
December 2004 at $0.10 per share

Subcription receivable					(40,000)

Net Income				17,912	17,912

Balance, December 31, 2004	1,400,000	1,400	39,600	(9,918)	(8,918)

Subscription receivable					40,000

Net Loss				(1,280)	(1,280)

Balance, December 31, 2005	1,400,000	$1,400	$39,600	$(11,198)	$29,802

The accompanying footnotes are an integral part of these financial statements.

EASTERN SERVICES HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
For the twelve months ending December 31, 2005 and 2004

CASH FLOWS FROM OPERATING ACTIVITIES	12/31/2005	12/31/2004

Net income (loss)	$(1,280)	$17,912

Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:

Depreciation	2,478	7,103
Fed Income Tax Payable	(5,521)	1,849
Increase (Decrease) in advances and prepaid		(39,643)
Increase (Decrease) in prepaid expense	(9,307)	-
Increase (Decrease) in accounts payable	63,184	(74)

Total adjustments to net income	50,834	(30,765)

Net cash provided by (used in) operating activities	49,554	(12,853)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for fixed assets	-	(2,972)

Net cash flows used in investing activites	-	(2,972)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash paid on note payable - auto	(4,038)	(4,026)
Cash received from stock issuance	40,000	-

Net cash provided by (used in) financing activities	35,962	(4,026)

CASH RECONCILIATION

Net increase (decrease) in cash & cash equivalents	85,516	(19,851)
Cash & cash equivalents - beginning balance	352	20,203

CASH & CASH EQUIVALENTS BALANCE END OF PERIOD	$85,868	$352

The accompanying footnotes are an integral part of these financial statements.

EASTERN SERVICES HOLDINGS, INC.

Notes to the financial statements

1.  Summary of Significant Accounting Policies:

Industry – Eastern Services Holdings, Inc. (the Company) was incorporated in the state of Delaware on November 5, 2004. At the time of incorporation the Company exchanged shares with Eastern Services Group, Inc. making Eastern Services Group, Inc. an acquired subsidiary. As the Company was the non-operating acquirer, for accounting purposes Eastern Services Group, Inc. is considered the accounting acquirer. The share exchange has been accounted for as a retroactive stock split. Eastern Services Group, Inc. was incorporated on February 27, 1998 under the laws of the State of Nevada. The Company is headquartered in California. The Company provides state and local tax consultation and analysis to casinos and other businesses in the Las Vegas metropolitan area. The Company does not provide filing services. The Company’s fiscal year end is December 31, a calendar year end.

Significant Accounting Policies:

The Company’s management has adopted the following accounting policies.

Basis of Accounting - The Company’s financial statements are prepared in accordance with generally accepted accounting principles. The Company’s management has made all adjustments in their opinion that are necessary in order to make the financial statements not misleading.

Estimates and adjustment-The Company’s management is of the opinion that all estimates and adjustment have been made in accordance with Generally Accepted Accounting Principle in order for the financial statements to not be misleading.

Revenue Recognition – Revenues are recognized when the contingency requirements of the Company’s service contracts are fulfilled in a manner which leads to tax savings to the customer. The persuasive evidence exists in the form of the contract signed between Eastern and its clients. Services are rendered when analysis of the property taxes or sales and use tax revue is done. The pricing is a fixed and determinable number which is a percentage of the savings that the company is able to provide to its client. The collectability is assured as the company contracts with its clients to provide 50% of the tax savings as its fee.

If the Company is not successful in providing tax savings for property, sales and use tax then the customer does not have to pay for services provided. Proof of tax savings occurs when the state issues its assessment taxes in the month of June therefore revenue is not recognized until such time and payment of 50% of the tax savings is due from the customer at that time. In all contracts the Company acts as the principle and recognizes revenues on the gross method based on these tax savings which is not assured until the tax assessments are issued by the county.

Cost of sales is recognized as the Company pays its employees for their work throughout the year regardless as to whether the Company is successful in providing tax savings. . Some parts of the company’s business are cyclical in nature. The Company’s state and local tax consultation service is provided on a yearly basis, while the Company’s sale and use tax revue is provided every four years.

Cash and Cash Equivalents – The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Property and Equipment – Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the various classes of assets as follows:

Equipment	.......................................	2 to 10 years
Furniture	.......................................	5 to 10 years

Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Income Taxes – The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings Per Share – Basic and diluted earnings per share is computed by dividing earnings available to stockholders by the weighted-average number of shares outstanding for the period as guided by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Shares”. Diluted EPS reflects the potential dilution of securities that could share in the earnings. The Company used for years ending December 31, 2005 and 2004 earnings as the numerator and weighted average number of shares as disclosed in the statement of operations to calculate earnings per share. As the Company had a loss for the year ending December 31 2005, the option agreement that was entered into that year would not be dilutive.

Concentrations of Credit Risk- Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions that are insured by the FDIC.

Compensation in the form of stock – The company has elected to use Financial Accounting Standard 123, “Accounting For Stock-Based Compensation”. Compensation in the form of stock is accounted for as issued and valued at fair value at the inception of the compensation period or grant date. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25.

For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant or the value of services, whichever is more determinable. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

2.  Related Party Transactions:

A stockholder may loan the Company working capital from time to time. At the years ending December 31, 2005 and 2004 the Company had no amounts owed.

3.  Accounts Receivable:

The Company carries balances from time to time in accounts receivable for services performed. The Company’s management has established an allowance for doubtful accounts for those accounts that may not be collectible.

4.  Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Income Taxes:

The Company has a net operating loss that may be used to offset future income for tax purposes for a period of 20 years from the date of inception of these losses. These losses were derived solely from operating activities. The net operating losses create a deferred tax asset as a benefit to the Company in the amount of $2,400. The Company has set up a valuation allowance of $2,400 to reduce the deferred tax asset as in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The income tax payable that was accrued for the quarters ending was offset by the Company’s net operating loss carryforward therefore the provisions for income tax in the income statement is an estimate of what may be the tax liability for the current year end.

The availability of the Company’s net operating loss carryforwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock. The provision for income taxes consists of the state minimum tax imposed on corporations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2005 are as follows:

Deferred tax assets:
Federal net operating loss	$1,800
State net operating loss	600

Total deferred tax assets	2,400
Less valuation allowance	(2,400)

$-

The Company has provided a 100% valuation allowance on the deferred tax assets at December 31, 2005 and the current quarter to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004

Federal income tax rate	(15.0%)	(15.0%)
State tax, net of federal benefit	(5.0%)	(5.0%)
Increase in valuation allowance	20.0%	20.0%

Effective income tax rate	0.0%	0.0%

6.  Accounts Payable and Accrued Expenses:

Accounts payable and accrued expenses consist of trade payables from normal operations of the business.

7.  Operating and Capital Lease Agreements:

The Company has entered into a short-term lease for use of storage space. The contract is renewable every thirty days. The Company has not entered into any long-term leases.

8. Note Payable:

On May 14, 2002 the Company entered into a loan agreement for an auto/truck in the amount of $20,000 for a 5-year period with a variable interest rate. During the year 2005, the rate averaged 11% and payments averaged $375 per month. The Company considers the balance due on this note as short term as its intension is to retire this debt during the year ending December 31, 2006.

9. Stockholder Equity:

The Company has authorized 100,000,000 shares of common stock at a par value of $.001 per share of which 1,400,000 shares have been issued.

Upon incorporation of the Company (November 5, 2004), 1,000,000 shares of common stock were issued in an exchange agreement for the 1,000 shares (100%) of the subsidiary, Eastern Service Group, Inc. Eastern Service Group is the accounting acquirer and therefore the share exchange was accounted as a retroactive share exchange.

During November and December 2004 the Company undertook a private placement issuance, Regulation D Rule 506 offering, of 400,000 shares of common stock for a value of $40,000, or $.10 per share. The Company believes this offering is exempt from registration with the US Securities and Exchange Commission. These shares have been subscribed for and the funds received in January of 2005.

On March 1, 2005 the company entered into an option agreement with a company officer whereby the agreement calls for the purchase of 500,000 shares of common stock at an exercise price of $1.00 per share. The agreement will expire on March 1, 2007. The payment of these shares when exercised is due when the purchaser sells these common shares. There is no compensation, repurchase or awards with regard to this option agreement. The Company’s management considers this option agreement as an equity instrument rather than a liability as per paragraph 28 of SFAS 123 ®

If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Stock Option Plan consistent with the methodology prescribed by SFAS No. 123, the Company’s net loss and loss per share would be increased to the pro forma amounts indicated below for the period ending:

		2005
Net loss attributed to common stockholders:
As reported		$(1,280)
Compensation recognized under APB 25		0
Compensation recognized under SFAS 123		4,495
Pro forma	$	$(3,215)
Basic and diluted loss attributed to common stockholders per common share:
As reported		$(0.00)
Pro forma		$(0.00)

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2005:  risk-free interest rate of 4.5%; dividend yields of 0% and 0%; volatility factors of the expected market price of the Company’s common shares of 100%; and term of the options of 6 months.

10. Employment Contract and Incentive Commitments:

The Company has no employment contracts and incentive commitments. The Company’s policy on compensation to Mr. Carrigan, its sole employee, is based upon a verbally agreed amount of $60,000 per year. The Company plans to outline a formal agreement with Mr. Carrigan by December 31, 2006.

11. Required Cash Flow Disclosure for Interest and Taxes Paid:

The Company paid interest during the years ending December 31, 2005 and 2004 in the amounts of $0 and $467, respectively. The Company paid income taxes during the years ending December 31, 2005 and 2004 in the amount of $169 and $0, respectively.

12. Contingent Liabilities:

Currently the Company has not identified any contingent liabilities that may be due.

EASTERN SERVICES HOLDINGS, INC.

400,000 Shares Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WEHAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section of the Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$4.89
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$5,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$10,000.00
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$20,004.89

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Eastern Services Holdings, Inc. was incorporated in the State of Delaware on November 5, 2004.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ahkee Rahman had the necessary investment intent as required by Section 4(2) since she agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On November 9, 2004, we issued a total of 1,000,000 shares of our common stock to Richard Carrigan. Such shares were issued pursuant to the Stock Purchase Agreement and Share Exchange between us and Eastern Services Group, Inc. and were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Richard Carrigan had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In December 2004, we completed a Regulation D, Rule 506 Offering in which we issued a total of 400,000 shares of our common stock to a total of 41 investors at a price per share of $.10 for an aggregate offering price of $40,000.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Allotta, Nick	11,000
Carrigan, Richard S.	5,000
Carrigan, Aileen	5,000
Carrigan, Patrick E.	5,000
Dadlani, Trith	17,000
Day, Trent	5,000
Ebeling, Mit	18,000
Ervine, Shireen	16,000
Ford, James B.	15,000
Frei, Richard	2,500
Geisbauer, Anthony	5,000
Hunter, Adrianna R.	5,250
Juarez, Hector M.	5,000
Khan, Samar	6,000
Kughn, John C.	15,000
Kundson, William	5,250
Marhefka, David G.	13,000
Marquez, Charles	5,000
Mehta, Deepak R.	19,000
Miller, Dennis L.	5,000
Moore, Dale M.	20,000
Orslesk, Mark	5,000

Otto, Amy D.	10,000
Peled, Yaron Vidan	18,000
Saria, Neville	10,000
Schilcher, Carol K.	15,000
Scoby, Aaron	17,000
Seebeck, Melody A.	13,000
Srichai, Montri	5,500
Srichai, Busaya	14,000
Staehr, Steven	10,000
Staehr, Jirawan	5,500
Starut, Jirasauk	5,500
Starut, Tidd	9,500
Sterner, Shane	5,000
Stidham, Mark	10,000
Turner, David	5,000
Vahosky, John A.	22,000
Vargo, Brian	6,500
Whelton, Gloria	5,000
Wright, Diane L.	5,500

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933.In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)

Each investor received a copy of our private placement memorandum and completed a questionnaire to confirm that they were either “accredited” or “sophisticated” investors as defined in Rule 501 of Regulation D. Of the 41 subscribers, 6 were “accredited investors” and 35 were “sophisticated investors.” Each sophisticated investor completed a questionnaire confirming that such investor has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of the prospective investment.

(C)	Our management was available to answer any questions by prospective purchasers;

(D)	Shares issued in connection with in this offering were restricted under Rule 4(2) and certificates indicating ownership of such shares bore the appropriate legend.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in December 2004 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Stock Purchase Agreement and Share Exchange (1)
10.2	Option Agreement dated September 1, 2005 between the Company and Ahkee Rahman (1)
10.3	Private Placement Memorandum and Form of Subscription Agreement in connection with the December 2004 offering.
21	Subsidiaries (1)
23.1	Consent of Gately & Associates
23.2	Consent of Counsel, as in Exhibit 5.1

(1) Filed as an exhibit to the Registrant’s Form SB-2 filed with the SEC on September 19, 2004 and incorporated herein by reference.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering: Undertaking pursuant to Item 512(a) of Regulation S-B

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Request for Acceleration of Effective Date: Undertaking pursuant to Item 512(e) of Regulation S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)	For Purposes of Determining Liability under the Securities Act: Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Monica, State of California on September 20, 2006.

EASTERN SERVICES HOLDINGS, INC.
By:	/s/ Ahkee Rahman
AHKEE RAHMAN
President, Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer, and
Chairman of the Board of Directors

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ahkee Rahman, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Ahkee Rahman	President, Chief Executive Officer,
	Ahkee Rahman	Chief Financial Officer, Chief Accounting Officer, and
Chairman of the Board of Directors

Dated: September 20, 2006